Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)

(650) 624-3000

CYTOKINETICS ANNOUNCES REGISTERED DIRECT
COMMON STOCK OFFERING OF $ 14.0 MILLION

South San Francisco, CA, May 19, 2009 - Cytokinetics, Incorporated (NASDAQ: CYTK) announced today that it has entered into definitive agreements with certain of its existing institutional shareholders to sell an aggregate of 7,106,600 units, with each unit consisting of (i) one share of its common stock, $0.001 par value per share (“Common Stock”) and (ii) one warrant to purchase 0.50 shares of its Common Stock, in a registered direct offering for gross proceeds of approximately $ 14.0 million, before deducting placement agents’ fees and estimated offering expenses. The investors have agreed to purchase the units for a negotiated price of $1.97 per unit.

The initial per share exercise price of the warrants is $2.75. If by a specified date, Amgen does not obtain an exclusive world-wide (excluding Japan) license to develop and commercialize Cytokinetics’ drug candidate, CK-1827452, for the potential treatment for heart failure, pursuant to the rights granted it under the Collaboration and Option Agreement between the parties, then the exercise price of the warrant will be changed to equal the five-day volume average weighted price (VWAP) of Cytokinetics’ Common Stock prior to the specified date; however, in such case, the exercise price of the warrants may not exceed $2.75 or be less than $1.50 per share. The warrants are exercisable at any time on or after the closing of this offering and will expire on the date that is thirty months from the date of closing.

The securities described above are being offered directly by Cytokinetics, Incorporated pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The company anticipates that the net proceeds from the offering will be used for research and development, including clinical trials for Cytokinetics’ drug candidates, working capital and other general corporate purposes. The closing of this offering is expected to occur on or about May 21, 2009, subject to satisfaction of customary closing conditions.

Lazard Capital Markets LLC served as lead placement agent and JMP Securities LLC served as co-placement agent for the offering. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov or from Lazard Capital Markets, LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state or jurisdiction.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ cardiac muscle contractility program is focused on cardiac muscle myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac muscle myosin activator, is in Phase II clinical trials for the treatment of heart failure. Amgen Inc. has obtained an option for an exclusive license to develop and commercialize CK-1827452, subject to Cytokinetics’ development and commercialization participation rights. In mid-2009, Cytokinetics plans to initiate a Phase I clinical trial of CK-2017357, a fast skeletal muscle troponin activator, in healthy volunteers in the United States. CK-2017357 is being developed as a potential treatment for diseases and medical conditions associated with aging, muscle wasting, and neuromuscular dysfunction. In January 2009, Cytokinetics announced the selection of a potential drug candidate directed towards smooth muscle contractility; Cytokinetics’ smooth muscle myosin inhibitors have arisen from research focused towards potential treatments for diseases and conditions, such as systemic hypertension, pulmonary arterial hypertension or bronchoconstriction.

Cytokinetics’ cancer development programs are focused on mitotic kinesins, a family of motor proteins essential to cell division. Cytokinetics is developing two drug candidates that have arisen from this program, ispinesib and SB-743921, each an inhibitor of kinesin spindle protein. In addition, Cytokinetics and GlaxoSmithKline are conducting research and development activities focused on GSK-923295, an inhibitor of centromere-associated protein E (CENP-E).

All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the completion of the offering; Cytokinetics’ and its partners’ research and development programs, including the initiation of clinical trials; and the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to the satisfaction of the closing conditions for the offering; whether Amgen exercises its option to obtain an exclusive license to CK-1827452 by June 30, 2009; potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or production of Cytokinetics’ compounds that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ compounds may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain the additional funding necessary to conduct development of some or all of its compounds; standards of care may change rendering Cytokinetics’ compounds obsolete; others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ compounds may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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